Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Alloy, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-109788, 333-106382, 333-90681 and 333-48372) and the Registration Statements on Form S-3 (No. 333-117046 and 333-109786) of Alloy, Inc. and in the Prospectuses constituting part of such Registration Statements, of our report dated May 1, 2006 relating to the consolidated financial statements, and the effectiveness of Alloy, Inc.’s internal control over financial reporting and financial statement schedule, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

New York, New York

May 1, 2006